EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PICO Holdings, Inc. Announces Public Offering of 694,444 Shares

LA JOLLA, Calif., June 10, 2009 (GLOBE NEWSWIRE) – PICO Holdings, Inc. (Nasdaq:PICO - News) (“PICO”) today announced that it has priced a public offering of 694,444 shares of its common stock at $27.00 per share. The offering is expected to close on or about June 15, 2009, subject to the satisfaction of customary closing conditions. The offering is in addition to the offering PICO announced on June 5, 2009, relating to the sale of 3,055,556 shares of its common stock at $27.00 per share. In aggregate, the approximately $95.6 million of net proceeds, after deducting the underwriting discounts and commissions and estimated offering expenses, will be used for general corporate purposes.

The sole underwriter for the offering is ThinkEquity LLC.

ThinkEquity LLC has informed PICO that it is not exercising its over-allotment option in connection with the offering announced on June 5, 2009 and the underwriter has no over-allotment option in connection with the offering of 694,444 shares announced today.

A shelf registration on Form S-3 relating to these securities was previously filed with the United States Securities and Exchange Commission and was declared effective on December 3, 2007. A copy of the prospectus supplement and base prospectus relating to the offering may be obtained, when available, from ThinkEquity LLC, 600 Montgomery Street, 3rd Floor, San Francisco, California 94111, or prospectus@thinkequity.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the securities, in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About PICO Holdings, Inc.

PICO Holdings is a diversified holding company. The Company seeks to build and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which it identifies as undervalued and where its management participation in operations can aid in the recognition of the businesses’ fair value, as well as create additional value.

Contact:

PICO Holdings, Inc.

Damian C. Georgino, Executive Vice President—Corporate Development and Chief Legal Officer

(858) 652-4132